ASA GOLD AND PRECIOUS METALS LIMITED
CALL CENTER OUTBOUND PROXY FIGHT SCRIPT

Hello, my name is (CSR FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Repeat the greeting if necessary)

I am calling on a recorded line regarding your current investment in ASA GOLD AND PRECIOUS METALS LIMITED. Shareholders are being asked to vote for all four of ASA’s director nominees, for retention of ASA’s accounting firm and for the two additional management proposals on the meeting agenda. Have you received your Fund’s proxy statement and WHITE proxy card for the upcoming Annual General Meeting of Shareholders scheduled for April 26th, 2024? (Pause for shareholder’s response)

If YES or a positive response from the shareholder:

Your vote is extremely important because an activist hedge fund, Saba Capital Management, L.P., has proposed a slate of four individuals to serve on the Board. The Board does not believe that these individuals have the necessary experience and/or expertise in the mining of precious metals and minerals, or with oversight of an investment vehicle such as ASA. Accordingly, your Board unanimously OPPOSES these individuals.

ASA’s commitment to you and your fellow shareholders is to vigorously protect your investment and diligently work to continue executing on ASA’s long-term strategy.

With that being said, can ASA count on your support for the upcoming shareholder meeting?

(Pause for shareholder’s response)

If YES:

The Board greatly appreciates your support.

The process is to vote online is very simple, please visit www.proxyvote.com. Once the site is fully loaded you will see a box asking to enter your control number. Please enter the 16-digit control number found on the WHITE proxy card. After entering your control number, you should see an option to vote your proxy for this meeting, please click the button and enter in your voting instructions and finally submit vote. Once your vote is submitted you need to take no further action.

If you are unable to vote online, it is critical that you send a strong message early to Saba that you support ASA and senior management by signing, dating, and mailing the enclosed WHITE proxy card today in the pre-paid return envelope or vote today by telephone by following the instructions on the WHITE proxy card or in your email.

Please note that you may receive a different proxy statement from Saba with a GOLD proxy card. Please disregard the GOLD proxy card that you receive from Saba and do NOT return it, even to withhold votes from Saba’s nominees, because doing so will cancel your vote on your Fund’s WHITE proxy card.

(Pause for shareholder’s response)

(Refer to factsheet for questions)

FOR MSFS and DA PURPOSES ONLY	Updated: 2/21/2024

ASA GOLD AND PRECIOUS METALS LIMITED
CALL CENTER OUTBOUND PROXY FIGHT SCRIPT

Who is Saba?

In the view of your Board, Saba has a history of targeting closed end funds and pressuring them to initiate some type of one-time event, which will allow Saba and its investors to realize a one-time financial gain – action that could be detrimental to the remaining closed-end fund shareholders.

Here are a few examples of how your Board believes that Saba has operated over the past six years.

•	They target closed end funds (“CEFs”) they believe to be vulnerable.
•	They often do not initially disclose their motives, but ultimately disrupt and pressure CEF senior management and Boards in an attempt to receive a short-term payout.
•	If they are successful, the result is a one-time gain for themselves and their hedge fund investors.
•	They leave CEF shareholders like you and your fellow ASA investors with a weaker fund moving forward.

If NO or a negative response from the shareholder:

Please remember why you invested in ASA or why your financial advisor recommended ASA to you. It is a unique investment vehicle with an objective of long-term capital appreciation. You will receive communications on a regular basis regarding any new developments concerning Saba and information regarding your Fund. Do you have any questions I may be able to answer?

(Pause for shareholder’s response)

(Refer to factsheet for questions)

Shareholder Not Available.

Can you please have them contact us at 1-888-339-9243 to go over some important initiatives regarding their investment in ASA between the hours of 10am and 10pm Eastern time?

Thank you have a great day.

Thank you for taking the time to speak with me today. Please remember even if you voted a Gold Proxy Card, it is not too late to support management by sending by the White Proxy Card, as it is the last vote received that will be counted.

Shareholder No Longer Has White Proxy Card

DOESN'T HAVE WHITE PROXY CARD: Registered Holder - We will be happy to send you an additional WHITE PROXY CARD.

Beneficial Holder – Please contact your broker for an additional proxy card. Be sure to inform them that you need the Fund's WHITE PROXY CARD.

FOR MSFS and DA PURPOSES ONLY	Updated: 2/21/2024